Exhibit 99.3

VIAVID
communications simplified.

PeerStream, Inc.

First Quarter 2019 Earnings Conference Call

April 30, 2019

C O R P O R A T E P A R T I C I P A N T S

Stephanie Prince, Managing Director, Investor Relations, PCG Advisory Group

Alex Harrington, Chief Executive Officer

Judy Krandel, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Allen Klee, Maxim Group, LLC

John Gilliam, Point Clear Strategic Capital

Eric Tjaden, Private Investor

P R E S E N T A T I O N

Operator:

Good day and welcome to the PeerStream, Inc. First Quarter 2019 Earnings Conference Call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Stephanie Prince of PCG Advisory. Please go ahead.

Stephanie Prince:

Thank you, Justin, and good afternoon, everyone. Welcome to the PeerStream First Quarter 2019 Earnings and Update Call. With me on the call today are Alex Harrington, Chief Executive Officer, and Judy Krandel, Chief Financial Officer.

I’d like to remind everyone that earlier today we issued a presentation to accompany this call. The presentation can be accessed on the Company’s website at peerstream.com under the Quarterly Earnings tab of the News section or by following the links on PeerStream’s homepage.

Before I turn the call over to management, I’d like to inform everyone that certain statements made during today’s conference call that are not statements of historical fact, including those concerning future plans, objectives, goals, strategies, or performance, are forward-looking statements. These statements reflect the good faith, beliefs, and judgments of PeerStream’s management and are based upon currently available information only as of the date of this conference call. These statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from current expectations.

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These factors include those described in the Risk Factors section of the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and the Company expressly disclaims any obligation to update earlier statements as a result of new information, except where required by law.

Certain non-GAAP measures may be discussed during today’s presentation, including Adjusted EBITDA. Adjusted EBITDA has been calculated consistent with the manner in which it is defined in PeerStream’s periodic reports filed with the SEC. Adjusted EBITDA has been reconciled for the nearest applicable GAAP measure in this presentation and in PeerStream’s earnings release, which is also available under the Quarterly Earnings tab of the News section of PeerStream’s website, which, once again, is www.peerstream.com.

I’d now like to turn the call over to Alex Harrington, PeerStream’s Chief Executive Officer. Alex?

Alex Harrington:

Thank you, Stephanie, and thank you all for joining us today for the PeerStream Q1 2019 Earnings Call. This is Alex Harrington, CEO of PeerStream.

As Stephanie said, I encourage you all to access the earnings call presentation available on our website, www.peerstream.com. You can find it in the Investors section under Events and Presentations.

With that, let’s flip to Page 3 in the deck, if you are following along. We will start with some strategic updates before we recap the Q1 2019 financial performance. On Page 3, for 20 years PeerStream has been a pioneer in delivering multimedia communication. We have developed consumer apps that have collectively served nearly 0.5 billion users over the years, and we continue to invest in cultivating this side of the business hosting one of the world’s largest collection of video chat communities in leading apps like Paltalk and Camfrog. In March 2018, we were pleased to launch a B2B Software Licensing and Service business that brought in approximately $5 million of 2018 revenue as a promising area of growth going forward.

Today, PeerStream is a communication software innovator, developing enhanced security and privacy solutions for video, voice, and text applications as well as data transmission. Our offerings target consumer, government, and enterprise clients. In addition to our consumer apps I mentioned before, we believe we have an extraordinary opportunity to leverage our PSP and Backchannel communication security solutions to take a share of the very large and growing $140 billion cyber security market.

On Page 4, we give an overview of the secure communications benefits of our enterprise software offering. Over the course of 20 years of hosting popular communication apps, we have experienced nearly all the internet communications security vulnerabilities and have become experts in handling these threats. The corporate and government organizations we intend to serve because of their scale in global footprint, simply cannot avoid using untrusted public networks for communications and data transmission, but still need to maintain enhanced security and confidentiality.

To these organizations, we offer PSP and Backchannel, which provides four levels of protection with advanced security features such as multilayer encryption and intelligent network routing. Importantly, our communications solutions will allow client administrators to control and monitor access and to configure the security solution to fit their organization’s needs. This market offering will be presented as a recurring software license with integration services upfront and ongoing support options available.

Turning to Page 5, we review our go-to-market strategy for secure communications. There are two parallel paths, business development and commercial readiness. On the biz-dev side, we are cultivating several partnerships and channels that short cut our access to enterprise and government clients. The partners we are in discussions with already have the types of clients we are seeking or have some advantage in obtaining them. Our Telefonica partnership is one such relationship, to whom we hope to sell directly or through their sales channels. The large scale of distribution and established customer base of the Telefonica or the others with whom we are in discussions represent a big opportunity for revenue generation. On the commercial readiness side, we recently deployed a code complete version of PSP, which is live and available to third party developers. This is a major milestone for the Company.

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While we continue to build out further aspects of PSP and Backchannel, Telefonica’s cyber security unit ElevenPaths, will be performing security testing of our technology in the next few months. The results of which we expect to publish as validation of our security protocol.

As we plan the push of our first full commercial-ready deployments in the latter half of 2019, we expect to already be well on our way in sales and business development with three main target groups. One, government agencies and their prime contractors; two, channel partners who already have complimentary security solutions and are selling them to enterprise; and three, selling directly to enterprise with two organizations with communication security needs such as Telecom industry.

We’re looking forward to sharing updates as we make progress on these objectives. At this point, I’ll turn it over to Judy to review our quarterly financial performance.

Judy Krandel:

Thank you, Alex, and of course, thanks to everyone joining us on the call today.

Before we begin, as shown on Slide 6, I would like to remind everybody that on January 31, 2019 we entered into an asset purchase agreement with The Dating Company LLC pursuant to which we sold substantially all the assets related to our online dating services business. During the first quarter of 2019, we began to separately report the results of the dating services business as a discontinued operation in our consolidated statements of operations for the current and past period.

Now, moving on Slide 7, for a quick review of our first quarter financial highlights, which I will then go into more detail in a few moments. As you can see on this slide, total revenue from continuing operations in the first quarter of 2019 increased to $4.9 million, 19.7% above the first quarter last year. We reported net income of $600,000, which was primarily driven by incremental technology services revenue and again on sale from the dating services business. Net income from continuing operations was $100,000 in the current period, an improvement from a loss of $500,000 last year. Adjusted EBITDA was approximately $500,000 for the first quarter, an improvement of $400,000 and net cash flow declined $1.3 million. At March 31, our cash position stood at $5.3 million.

Now, moving on to Slide 8, we will review our revenue performance for the first quarter in more detail. As previously mentioned, our total revenue was $4.9 million, again, an increase of 19.7% when compared to last year’s first quarter and revenue of $4.1 million. This increase was driven by the revenue that we recognized from our technology services agreement with ProximaX of approximately $1.7 million. The increase was partially offset by declines in our video properties including a decrease of approximately $833,000 in Subscription revenue and a decrease of $112,000 in Advertising revenue. As a reminder, there was no revenue from the ProximaX technology services agreement in last year’s first quarter, as we began to recognize revenue from this important agreement in the 2018 second quarter.

Total Subscription revenue for the first quarter was $3 million, a decline of 21% from the $3.8 million we reported for the 2018 first quarter. The decrease in subscription revenue was mainly driven by lower virtual gift transaction volume for both Paltalk and Camfrog products.

Advertising revenue for the first quarter was approximately $120,000, a 48% decrease from the comparable period. The decrease in advertising revenue primarily resulted from a 21.2% decline in active users combined with continued industry pricing pressure.

Now, moving on to Slide 9, I’d like to highlight some profitability metrics. Net income was approximately $650,000 for the first quarter, a $1.5 million improvement when compared to the net loss of approximately $800,000 for the first quarter of 2018. The large swing is primarily due to incremental technology services revenue as well as a gain on the sale of the dating services business offset by a decline as we discussed in our video business. Net income from continuing operations is approximately $100,000, an increase of $600,000 from the loss of $500,000 in last year’s comparable period. The significant expense reduction that we put into place in the second half of 2017 continued to benefit our results, and we remain focused on expense reduction and management. Adjusted EBITDA was approximately $500,000 for the first quarter, an increase of $400,000 from last year.

Finally, turning to Slide 10, you’ll see that on March 31 we had approximately $5.3 million in cash and equivalents. We have zero debt with $184,000 in operating lease obligations. Net cash used in the first quarter was approximately $1.3 million compared to a use of $600,000 for the first quarter of 2018. The increase in net cash used was mainly a result of the one-time payment of residual liabilities in connection to the sale of the dating services business as well as the payments of related legal fees.

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Summing up, we remain financially strong and believe that our streamline focus will help enable us to reach our strategic goal. We look forward to introducing commercial versions of PSP and Backchannel to the marketplace later this year, and now I’d like to turn the call back to Alex for some concluding remarks.

Alex Harrington:

Thanks, Judy. Turning to Page 11, in addition to the strategic and financial progress this quarter, I would also like to cite some corporate developments of note. First off, our CFO, Judy Krandel, who you just heard from, will be transitioning to a consulting role supporting the Company in investor relations and financial, strategic, and business development consulting beginning May 6, 2019. I will be assuming the duties of the principal financial officer on an interim basis while we seek a successor. Judy made significant contributions to PeerStream during her tenure as CFO and previously, as a member of the Board of Directors. I'm pleased that in her continuing role she will be contributing her capital market savvy and entrepreneurial drive for the foreseeable future to the benefit of PeerStream and its investors, though she is seeking more flexibility to pursue other personal interests, she remains one of our greatest advocates.

On another note, this week, PeerStream’s Board of Directors approved a stock repurchase program for up to $500,000 of the Company’s common stock over the next 12 months. We believe that at times the equity market value of the Company is not fairly represented, the present value of our business and its future opportunity, and a buyback program will permit the Company to deploy surplus capital to opportunistically repurchase shares at attractive prices, which we believe will increase shareholder value over time.

Those are the two corporate announcements, and that concludes our prepared remarks for today. We remain very excited about the future of the business, and I would like to turn it over any questions.

Operator:

Thank you. If you’d like to signal with questions, please press star, one on your touch tone telephone. If you’re joining us today using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that will be star, one if you would like to ask questions. The first question comes from Allen Klee with Maxim Group.

Josh Goldtree:

Hi, this is Josh Goldtree in for Allen. How are you guys? I wanted to get a little bit more information on your target customer base and any perspective customer acquisitions you see in the coming quarter or for the remainder of the year.

Alex Harrington:

Thanks for the question, Josh. I presume your question is geared towards the secure communications business.

Josh Goldtree:

That is correct.

Alex Harrington:

Great, thanks. As I mentioned, we are sort of progressing in parallel pre-selling commercial version of a release of the product that is likely to come out in the third quarter, although the specific date, they are sort of rolling incremental improvements that are continually coming out, and so, we are forecasting the latter half of this year for it to be really ready for game time in terms of the commercial readiness of the product for license, and we are building, lets call it, anticipations or pre-selling it.

We’d expect when the commercial opportunities land to be in the latter half of the year, and beyond that, we don’t have more specific guidance. It is more likely to build towards the end of the year and into 2020, and we expect 2020 to be the big opportunity, but we are expecting some traction this year. The target customers, to reiterate, we’re going after governmental agencies. Governmental organizations are very attractive targets for us. We are selling indirectly into them through prime contractors, just because it is a more direct route and shorter term path. We are also getting interest in the enterprise world from telecom companies like Telefonica, which is a partnership we have already struck, but there are dozens of targets of that (inaudible) that we are also presuming and starting to build some interest. I hope I answers your question.

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Josh Goldtree:

Yes, thank you. Do you have target gross margin range?

Alex Harrington:

Not yet. The pricing is yet to be determined, as we land early contracts in this. I think it is reasonable to expect the typical margins of enterprise software.

Judy, do you want to elaborate?

Judy Krandel:

Yes. Josh, thanks for the question. There is going to be different models depending on the customer needs, and we are going to be flexible. Obviously, the first time we sold this was to ProximaX, and it was a perpetual license model, and that had very high gross margin because they were paying upfront for use of our product. We see pricing this as some type of SaaS based product primarily, and again, recurring revenue nature volume based depending on the type of customer it is, there might also be a licensing component, licensing has very margins, as you know, and a lot of the work has been funded already, so even the SaaS based should have nice, typical softer (phon) margins because this will be leverageable over and over again to multiple customers, and they will have to pay for specific customizations. We will provide incremental services as we customized the product for different needs. So, we are excited for the business model opportunities in this space.

Josh Goldtree:

Just from a more competitive standpoint, what do you think your main advantages are against other companies in this space?

Alex Harrington:

What we’re finding is that the specific solution that we are trying to solve, which is addressing the vulnerabilities over public networks and specifically the end point vulnerabilities is kind of a problem that has not really been addressed. It is sort of like most communication security solutions focus on end-to-end encryption, and the content of the communication itself is encrypted, and that is sort of the state of the art, but there has not been a lot of, from what we understand, from our own research in talking to the customers, there has not been a lot of focus on the actual security of the transport of that information and the security of the identity of the endpoint, in other words, sender identity and the recipient identity, and those are the areas that we are trying to tackle, and it seems to be a problem that we are not aware that other people have solved, the clients seem to be really interested in, because they are not aware of other solutions to problems, so we think we are going after and attacking something that is just a problem that there aren’t a lot of widely known solutions to.

Josh Goldtree:

Great. That’s all I have, guys. Thank you.

Operator:

Once again. If you’d like to signal with questions, please press star, one. We will pause for just a moment.

We just got a question come right in from John Gilliam with Point Clear Strategic Capital.

John Gilliam:

Good afternoon, Alex. Thank you for taking my question. Could you give us an update on the patent enforcement litigation?

Alex Harrington:

Sure thing, John. Good to hear from you. Thanks for joining us on the call. Right now, the two patents in question, which are being enforced against Valve Corporation and Riot, were challenged and put up for what they call an inter partes review, which means, essentially, a board from the patent office reviews them and assesses their viability. That process can’t last longer than a year, and we are coming up on that year deadline on May 15. We will hear whether or not that board deems the patents to be enforceable in a couple of weeks. Now, if they deem them unenforceable, there is an appeals process, but if they deem them enforceable, then there may yet be more litigation. This is simply a challenge. In order to enforce them, we would have to press the matter in the courts; however, we would be on a very firm ground to do so.

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John Gilliam:

Yes, okay. Thank you very much.

Alex Harrington:

Thank you, John.

Operator:

Next will be Eric Tjaden, a Private Investor.

Eric Tjaden:

Hello, guys. I just want to congratulate you on the quarter. Long time investor. Just wanted to know if you can maybe give an update on how close you might be on maybe revisiting the process of uplifting to a major exchange.

Alex Harrington:

Great question, Eric. Thank you. For the moment, we have been dedicating resources to execution simply because we are at this inflection where, if we put the right amount of resources in, there is an opportunity for the secure communications business to really take wing. We have been head-down on that rather than very active in pressing the capital markets dimension of the business. We are in a fairly solid financial situation, so from the balance sheet perspective, we do not feel an immediate urgency to raise capital. I think, at the point where we feel like there is some real milestones and progress and customer pipeline, we can, with confidence, project out as if we have the proof points that indicate that our confidence in the secure communication business that we can demonstrate that to investors, then it would make sense to re-approach the markets on the uplift, but we are working towards that. We are not quite there at this moment.

Eric Tjaden:

Okay, thank you very much for the update.

Operator:

At this time, there are no further questions, and I will turn the conference back over to you.

Alex Harrington:

Thank you all for joining again today. I appreciate the questions and your support and interest in PeerStream. As we progress in our business model, we look forward to more communications and updates for our shareholders, and we will be back in touch then. Thanks.

Operator:

Thank you. That does conclude today’s conference. We do thank you for your participation. Have a wonderful day.

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ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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